Exhibit 99.1

Contact:                Mexican Restaurants, Inc.
Andrew J. Dennard
(713) 943-7574

Mexican Restaurants, Inc.
Reports Impact of Recent Hurricanes and Announces 2008 Third Quarter Operating Results
(NASDAQ: CASA)

Houston, Texas (November 11, 2008)    During the third quarter ended September 28, 2008, the Company’s operating results were impacted by two hurricanes and two restaurant fires; the total impact was that 36 out of the Company’s then 59 restaurants were closed for some portion of the third quarter.  As a result, the Company experienced significant inventory, labor and operating costs without any corresponding revenue.  The amount of recovery from insurance for these casualty losses cannot be estimated as of the Company’s filing date for its form 10-Q quarterly report.  As of October 25, 2008, all of the affected restaurants have been reopened.

For the Company’s 2008 third quarter ended September 28, 2008, the Company reported a net loss of $504,559 or ($0.15) per diluted share, compared with net income of $88,750 or $0.03 per diluted share for the third quarter of fiscal year 2007.  For the 39-week period ended September 28, 2008, the Company reported a net loss of $69,984 or ($0.02) per diluted share, compared with net income of $149,088 or $0.04 per diluted share for the 39-week period of fiscal year 2007.  The third quarter and 39-week period ended September 28, 2008 included a before tax (gain) loss on involuntary disposals from hurricane and fire damages of $140,938 and ($134,771), respectively.  The third quarter and 39-week period ended September 28, 2008 also included a before tax loss on sale of other property and equipment of $131,509 and $175,254, respectively.

The Company’s revenues for the third quarter of fiscal year 2008 decreased $929,813 or 4.5% to $20.0 million compared with $20.9 million for the same quarter in fiscal year 2007.  Restaurant sales for third quarter 2008 decreased by $1.0 million or 5.1% to $19.7 million compared with $20.7 million for the third quarter of fiscal year 2007.  The decrease in restaurant revenues primarily reflects sales lost from the impact of Hurricanes Gustav and Ike.  The Company estimates that it lost $750,000 in sales as a result of the two hurricanes.  Further, restaurant sales were impacted approximately $300,000 by fires at the Vidor and Pasadena, Texas locations.  For the third quarter ended September 28, 2008, excluding the lost hurricane and fire sales from same-store sales comparisons (only stores open in both periods are included in same-store sales amounts), Company-owned same-restaurant sales increased approximately 1.4%, the fifth straight quarter of positive same-store sales.  Same-store sales prior to the hurricane were declining at a rate of 1.1%.  Franchised-owned same-restaurant sales, as reported by franchisees, and reflecting the lost hurricane sales, decreased approximately 3.9% over the same quarter in fiscal 2007.

On a year-to-date basis, the Company’s revenue decreased $900,330 or 1.4% to $61.3 million compared with $62.2 million for the same 39-week period in fiscal 2007.  Restaurant sales for the 39-week period ended September 28, 2008 decreased $1.1 million or 1.8% to $60.6 million compared with $61.7 million for the same 39-week period of fiscal 2007.  The decrease primarily reflects lost sales from the impact of Hurricanes Gustav and Ike.  The decrease also reflects the sale of the Stafford, Texas Casa Olé restaurant in June of 2007.  Sales were also impacted approximately $800,000 by the two restaurant fires mentioned in the previous paragraph.  An increase in same-store sales partially offset the above mentioned decreases along with the addition of two Mission Burrito fast casual restaurants.  For the 39-week period ended September 28, 2008, excluding the lost hurricane and fire sales from the same-store sales comparison (only stores open in both periods are included in same-store sales amounts), Company-owned same-restaurant sales increased approximately 1.1%.  Year-to-date same-store sales prior to the hurricane were up 0.3%.  Franchised-owned same-restaurant sales, as reported by franchisees, and reflecting the lost hurricane sales, increased approximately 0.1% over the same 39-week period ended September 30, 2007.

Commenting on the Company’s third quarter results, Curt Glowacki, Chief Executive Officer, stated, “I am extremely proud of our dedicated employees, who despite dealing with much personal hardship, managed to reopen our restaurants in an amazingly short period of time, thus meeting the needs of our customers.  Our affected restaurants did not sustain significant property damage.  Most of the lost sales were due to power outages.  Due to the combined effects of Hurricanes Gustav and Ike, the Company drew down $1.0 million on its revolving line of credit.  Consequently, the Company will now focus on a slower growth rate of Mission Burrito, rebuilding the Company’s cash flow and paying down debt.  At the end of the quarter the Company was in compliance with the Company’s current debt covenants, except for the minimum rolling EBITDA requirement which was waived by Wells Fargo Bank.”

Mr. Glowacki added, “We continue to be very excited about our Company’s growth plans for Mission Burrito, our fast casual entry into the high growth quick serve burrito category.  So far this fiscal year, we have opened our third, fourth and fifth Mission Burrito restaurants. Currently, we have our sixth Mission Burrito restaurant under construction.  We expect this restaurant to open late this year or early in fiscal 2009.  We have also signed a lease for our seventh Mission Burrito.”

Mexican Restaurants, Inc. operates and franchises 79 Mexican restaurants.  The current system includes 60 Company-operated restaurants, 18 franchisee operated restaurants and one licensed restaurant.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company.  The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recent Annual Report and Form 10-K , that attempt to advise interested parties of the risks and factors that may affect the Company’s business.

Mexican Restaurants, Inc. and Subsidiaries

Consolidated Statements of Operations
(Unaudited)

	13-Week Period Ended 9/28/2008	13-Week Period Ended 9/30/2007	39-Week Period Ended 9/28/2008	39-Week Period Ended 9/30/2007
Revenues:
Restaurant sales	$19,664,087	$20,713,643	$60,612,743	$61,741,934
Franchise fees, royalties and other	165,855	173,637	485,742	505,598
Business Interruption	127,525	--	248,717	--
	19,957,467	20,887,280	61,347,202	62,247,532

Costs and expenses:
Cost of sales	5,789,429	5,929,587	17,650,179	17,572,761
Labor	6,509,605	6,726,294	19,768,460	20,206,367
Restaurant operating expenses	5,217,649	5,095,089	15,218,068	15,273,881
General and administrative	1,859,703	1,855,287	5,774,441	5,690,916
Depreciation and amortization	886,708	866,678	2,621,197	2,544,913
Pre-opening costs	44,009	2,777	116,557	22,771
Impairment and restaurant closure costs	67,597	90,858	122,426	90,858
(Gain) loss on involuntary disposals	140,938	--	(134,771)	--
Loss on sale of other property and equipment	131,509	107,819	175,254	199,501
	20,647,147	20,674,389	61,311,811	61,601,968

Operating income (loss)	(689,680)	212,891	35,391	645,564

Other income (expense):
Interest income	1,242	4,835	4,151	8,658
Interest expense	(92,003)	(139,056)	(325,215)	(362,639)
Other, net	10,500	8,407	26,377	33,910
	(80,261)	(125,814)	(294,687)	(320,071)

Income (loss) from continuing operations before income taxes	(769,941)	87,077	(259,296)	325,493
Income tax (expense) benefit	289,104	11,611	172,669	(63,783)
Income (loss) from continuing operations	(480,837)	98,688	(86,627)	261,710

Discontinued Operations:
Income from discontinued operations	--	--	--	3,090
Restaurant closure income (expense)	(6,062)	(15,767)	46,226	(185,316)
Gain on sale of assets	--	--	--	3,412
Income (loss) from discontinued operations before income taxes	(6,062)	(15,767)	46,226	(178,814)
Income tax (expense) benefit	(17,660)	5,829	(29,583)	66,192
Income (loss) from discontinued operations	(23,722)	(9,938)	16,643	(112,622)

Net income (loss)	$(504,559)	$88,750	$(69,984)	$149,088

Basic income (loss) per share
Income (loss) from continuing operations	$(0.14)	$0.03	$(0.03)	$0.07
Income (loss) from discontinued operations	(0.01)	--	0.01	(0.03)
Net income (loss)	$(0.15)	$0.03	$(0.02)	$0.04

Diluted income (loss) per share
Income (loss) from continuing operations	$(0.14)	$0.03	$(0.03)	$0.07
Income (loss) from discontinued operations	(0.01)	--	0.01	(0.03)
Net income (loss)	$(0.15)	$0.03	$(0.02)	$0.04

Weighted average number of shares (basic)	3,259,087	3,418,669	3,252,858	3,371,883

Weighted average number of shares (diluted)	3,259,087	3,463,126	3,252,858	3,438,601